U.S. SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                           FORM 12b-25


     NOTIFICATION OF LATE FILING       SEC File Number:
                                                       ----------

                                          CUSIP Number:
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[X] Form 10-K and Form 10-KSB   [ ] Form 20-F   [ ] Form 11-K
[ ] Form 10-Q and Form 10-QSB   [ ] Form N-SAR


          For Period Ended:   December 31, 1996

          [X]  Transition Report on Form 10-K
          [ ]  Transition Report on Form 20-F
          [ ]  Transition Report on Form 11-K
          [ ]  Transition Report on Form 10-Q
          [ ]  Transition Report on Form N-SAR

          For the Transition Period Ended:  Not Applicable

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Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identified Item(s) to which the notification relates:  Not
Applicable
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PART I--REGISTRANT INFORMATION
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Full name of Registrant:

     Industrial Services of America, Inc.

Former Name if Applicable:

     Not Applicable

Address of Principal Executive Office (Street and Number):

     7100 Grade Lane, P.O. Box 32428

City, State and Zip Code:

     Louisville, Kentucky  40232
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PART II--RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate.)

 X   (a)  The reasons described in reasonable detail in Part III
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of this form could not be eliminated without unreasonable effort or expense;

 X   (b)  The subject annual report, semi-annual report,
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transition report on Form 10-K, Form 20-F, Form 11-K or Form
N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 X   (c)  The accountant's statement or other exhibit required by
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Rule 12b-25(c) has been attached if applicable.
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PART III--NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and
Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

See EXHIBIT A attached hereto and incorporated herein by reference.
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PART IV--OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification:

     Matthew L. Kletter        212             755-5612
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         (Name)            (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


              Industrial Services of America, Inc.
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          (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April 1, 1997          By: /s/ Harry Kletter
                                 -------------------------------
                                   Harry Kletter, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registration shall be filed with the form.
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                            ATTENTION
     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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
                            EXHIBIT A

     The Registrant in attempting to timely file the Annual Report on Form 10-K for its fiscal year ended December 31, 1996, had changes and significant discussions regarding the financials statements and certain related text, such as the Management's
Discussion and Analysis, that foreclosed the ability of the Registrant to timely file the Annual Report on Form 10-K. The
Registrant intends to file with the Commission by April 15, 1997, the Form 10-K of the Registrant for the year ended December 31, 1996.